Exhibit (a)(1)(I)

CELULAR CRT PARTICIPAÇÕES S.A.
Public Company with Authorized Capital
CNPJ/MF No. 03.010.016/0001-73
Common shares ISIN code BRCRTPACNOR3
Preferred shares ISIN code BRCRTPACNPA6

TELE LESTE CELULAR PARTICIPAÇÕES S.A.
Public Company with Authorized Capital
CNPJ/MF No. 02.558.144/0001-93
Common shares ISIN code BRTLCPACNOR6
Preferred shares ISIN code BRTLCPACNPR3

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.
Public Company with Authorized Capital
CNPJ/MF n.º 02.558.129/0001-45
Common shares ISIN code BRTSEPACNOR7
Preferred shares ISIN code BRTSEPACNPR4

BES INVESTIMENTO DO BRASIL S.A. – BANCO DE INVESTIMENTO
Intermediary Institution
on account and behalf of

BRASILCEL N.V.
Offeror

With regard to the Edital for the Public Tender Offer to acquire shares issued by Celular CRT Participações S.A., Tele Leste Celular Participações S.A. and Tele Sudeste Celular Participações S.A. (jointly referred to as the “Companies”) published on September 1, 2004 (“Edital”), Brasilcel N.V. (“Brasilcel” or the “Offeror”) and the Intermediary Institution clarify that:

The obligation of Brasilcel to acquire the shares issued by the Companies, under the terms of the Edital, may be complied with directly by Brasilcel or through its subsidiary AVISTA PARTICIPAÇÕES LTDA., a limited liability company with its head office located in the City of São Paulo, State of São Paulo, at Rua da Consolação, No. 247, 6th floor, room 57F, registered on the Brazilian Taxpayers’ List under No. 06.226.345/0001-44.

Notwithstanding the foregoing, Brasilcel remains responsible for all the obligations under the Edital.

The Offeror and the Intermediary Institution also clarify that all the terms and conditions of the Edital remain unchanged.

BRASILCEL N.V.
OFFEROR

AVISTA PARTICIPAÇÕES LTDA.

BES INVESTIMENTO DO BRASIL S.A. – BANCO DE INVESTIMENTO
INTERMEDIARY INSTITUTION